Exhibit 5.1

[LETTERHEAD OF KIRKLAND & ELLIS LLP]

                               June 29, 2010

CCH II, LLC
CCH II Capital Corp.
12405 Powerscourt Drive
St. Louis, Missouri 63131

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as legal counsel to CCH II, LLC, a Delaware limited liability company, CCH II Capital Corp., a Delaware corporation (collectively, the “Issuers”) and Charter Communications, Inc., a Delaware corporation (the “Guarantor”), in connection with the proposed registration by the Issuers of $261,607,749 in aggregate principal amount of the Issuers’ 13.50% Senior Notes due 2016 (the “Notes”) pursuant to a Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.”  The Notes were issued pursuant to the Indenture, dated as of November 30, 2009 (the “Indenture”) by and between the Issuers and The Bank of New York, as trustee. The obligations of the Issuers with respect to the Notes were guaranteed by the Guarantor (the “Guarantee”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles of incorporation, articles of organization, bylaws and operating agreement of the Issuers and the Guarantor, as applicable, (ii) minutes and records of the corporate proceedings of the Issuers and Guarantor with respect to the issuance of the Notes, (iii) the Indenture, (iv) the Registration Statement and (v) forms of the Notes.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuers and the Guarantor, and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuers and the Guarantor. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuers and the Guarantor.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, when the Registration Statement becomes effective under the Securities Act, we advise you that (i) the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and the Notes will be validly issued and binding obligations of the Issuers, and (ii) the Guarantee will be a binding obligation of the Guarantor.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and the General Corporation Law of the State of Delaware.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the Indenture and the Notes and the performance by the Issuers and Guarantor of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which any Registrant is bound, except those agreements and instruments that have been identified by the Issuers and the Guarantor as being material to them and that have been filed as exhibits to the Registration Statement.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Yours very truly,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP